EXHIBIT 10.1

FIRST ADDENDUM TO THE TRANSITIONAL SERVICES AGREEMENT

This First Addendum to the Transitional Service Agreement (the “Addendum”) is made by and between Alcatel Participations, a French company having its registered office at 54 rue La Boetie 75008 Paris, France (hereafter “Alcatel”) and Avanex France, a French company having its principle place of business at route de Villejust, 91625 Nozay cedex, France (hereafter the “Company”).

The Company and Alcatel are individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS

The Parties signed on July 31, 2003 a Transitional Service Agreement (hereafter the “Agreement”).

The Parties signed on October 12, 2005 a Memorandum of Understanding (hereafter the “MoU”).

In the MoU, Alcatel agreed to waive certain rents and charges in exchange for the Company to relocate its activities as determined hereunder.

NOW THEREFORE, in furtherance of the foregoing recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties agree as follows.

Article 1 Relocation

1.1	The Company will regroup all of its remaining activities currently in Nozay Buildings A0, A1, A2 and A3 (the “Nozay Buildings”) into Nozay Building A2 or a combination of Nozay Buildings A1, A2 and A3, and, if required by Alcatel to maximize space available in Nozay, the Company will relocate the OIF and FBG groups to Marcoussis (collectively, the “Relocation”). The plan for the Relocation (“Relocation Plan”) shall be determined by Alcatel, with input from the Company, no later than November 30, 2005.

1.2	Alcatel shall (and shall cause its third party contractors) to perform the Relocation Plan in cooperation with the Company. Alcatel will pay the moving costs associated with the Relocation (including relocation of equipment, fixtures, furniture and other personal property, installation of all such items in the relocated space, restoration and environmental closure and decommissioning of any vacated space resulting from the Relocation, and relocation of Avanex GaAs fab into Building A2 and relocation of offices/engineering labs into Building A2 or Marcoussis). The Company will provide all necessary assistance to Thales Ingenierie and Alcatel, to minimize cost of move. The Parties will make all reasonable attempts to complete the relocation on or before March 31, 2006. In performing the Relocation, Alcatel shall use commercially reasonable efforts to minimize disruption with the ongoing operations of the Company.

1.3	No later than thirty (30) days following the execution of this Addendum, the Company and Alcatel shall cause to be executed (i) an amendment (the “Nozay Lease Amendment”) to that certain Commercial Lease by and between Societe Immobiliere Villarceux-Nozay, as landlord, and the Company, as tenant, effective August 1, 2003 for the Nozay Buildings (the “Nozay Lease”), and (ii) if the Relocation Plan includes moving the OIF and FBG groups to Marcoussis, a lease for such Marcoussis space between the Company and the owner of such space (“Marcoussis Lease”). The Nozay Lease Amendment shall include the following provisions:

(i) Upon the vacation by the Company of any of the space in the Nozay Buildings pursuant to the Relocation Plan, the lease of such space by the Company shall be deemed terminated and the Company shall be deemed to have satisfied all surrender and restoration obligations for such space under the Nozay Lease.

(ii) The rent obligations of the Company under the Nozay Lease shall be revised to reflect the total number of square feet of space to be occupied by the Company pursuant to the Relocation Plan (when completed) at the rental rate per square meter set forth in the Nozay Lease that is applicable to Buildings A2/A3, regardless of whether the Relocation is completed on March 31, 2006 or thereafter (“Collective Rent”). If the OIF and FBG groups will be relocated to Marcoussis pursuant to the Relocation Plan, the Collective Rent shall be apportioned between the Nozay Lease and the Marcoussis Lease, as applicable.

Article 2 Modifications of the Agreement

2.1	Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Subject to the terms and conditions of this Agreement, as of the date of this Agreement and until the partial or complete termination or expiration of this Agreement pursuant to Section 3 below, AP will provide or cause to be provided by its relevant direct or indirect subsidiaries (the “Provider”) to the Company those Services set forth in Schedule 1 attached hereto. The fee or charge for the Services shall be calculated be on the basis of the rates charged by the Provider to the Company for the provision of such Services. The Company may terminate a Service upon thirty days written notice. Notwithstanding any provision of this Agreement to the contrary, neither party shall be liable to the other for any loss of profit or like damages incurred by the other resulting from this Agreement.”

2.2	The second paragraph of Article 4, Section (a) of the Agreement, starting with “Payment of Real Estate…” and ending with “…and accounting constraints.”, is deleted in its entirety and replaced with the following:

“(a-bis) Alcatel will apply a credit to the Company against rent and associated facilities operating costs under the Nozay Lease (and if existing, the Marcoussis Lease) (the “Total Lease Obligations”) in the following amounts on the following time frames:

August 1, 2005 to October 31, 2005 - 1,600,000€

November 1, 2005 to January 31, 2006 - 1,600,000€

February 1, 2006 to April 30, 2006 - 800,000€

May 1, 2006 to July 31, 2006 - 800,000€

August 1, 2006 to October 31, 2006 - 400,000€

November 1, 2006 to January 31, 2007 - 400,000€

The above credit will be applied as follows:

•	On January 31, 2006, if Avanex’ used up credit in Total Lease Obligations is less than 2,670,000€, Alcatel will pay Avanex the difference between this amount and the amount of used up credit up to 2,670,000€, and any amount between 2,670,000€ and 3,200,000€ will be added to the credit available for the August 1, 2006 to January 31, 2007 period.

•	On January 31, 2006, if Avanex’ used up credit in Total Lease Obligations is in excess of 2,670,000€ but below 3,200,000€, the difference between these two amounts will be added to the credit available for the August 1, 2006 to January 31, 2007 period.

•	On January 31, 2006, if Avanex’ used up credit in Total Lease Obligations is in excess of 3,200,000€, Avanex shall pay Alcatel the amount in excess of 3,200,000€.

•	On July 31, 2006, if Avanex’ used up credit in Total Lease Obligations is less than 1,330,000€, Alcatel will pay Avanex the difference between this amount and the amount of used up credit up to 1,330,000€, and any amount between 1,330,000€ and 1,600,000€ will be added to the credit available for the August 1, 2006 to January 31, 2007 period.

•	On July 31, 2006, if Avanex’ used up credit in Total Lease Obligations is in excess of 1,330,000€ but below 1,600,000€, the difference between these two amounts will be added to the credit available for the August 1, 2006 to January 31, 2007 period.

•	On July 31, 2006, if Avanex’ used up credit in Total Lease Obligations is in excess of 1,600,000€, Avanex shall pay Alcatel the amount in excess of 1,600,000€.

•	On January 31, 2007, Alcatel shall pay Avanex the total of the unused credit amount.

Subsection (b) below shall not apply to this Subsection (a-bis).”

2.3	Article 8 of the Agreement is amended as follows:

“If to the Company:” is replaced by “If to the Provider:” and vice-versa.

“Attn: Bertrand Sauzay” is replaced by “Attn: Olivier Guyon-Sangnier”.

2.4	Schedule 1 and Schedule 2 are hereby deleted in their entirety. The Parties will work together to prepare a list of the services to be included in the Total Lease Obligations by November 30, 2005, such list to come as replacement of Schedule 1.

Article 3 Other terms

The Agreement remains otherwise unchanged and all of the Agreement’s non-conflicting terms apply to this Addendum as if incorporated herein.

IN WITNESS WHEREOF, the Parties duly represented have signed this Agreement in Paris on 28 October, 2005 in two (2) original copies.

For Alcatel Participations

/s/ Pierre Solal
Pierre Solal

For Avanex

/s/ Didier Sauvage
Didier Sauvage